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                                                            Exhibit 99.1
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[SEMTECH LOGO]

NEWS RELEASE

                   SEMTECH ANNOUNCES TWO-FOR-ONE STOCK SPLIT

                                         1:15 p.m. PDT
                                         Tuesday, August 22, 2000

NEWBURY PARK, CALIFORNIA, August 22, 2000 - SEMTECH CORPORATION (Nasdaq NMS:
SMTC) a leading supplier of analog and mixed-signal semiconductors for communications, computers, and industrial systems, today announced a two-for-one stock split.

   Semtech's Board of Directors has approved a two-for-one stock split in the form of a 100 percent stock dividend. Shareholders of record on September 5, 2000, will be issued a certificate representing one additional share of common stock for each share of common stock held on the record date. The additional shares will be mailed or delivered on or about September 25, 2000, by the Company's transfer agent. It is expected that the outstanding common stock will begin to trade on a post-split basis on September 26, 2000.

   Separately, Semtech today announced record net sales, gross margin and net income for the second quarter ended July 30, 2000. Second quarter net sales were up 59 percent and net income was up 121 percent, year-over-year. New orders for the second quarter of fiscal year 2001 increased 16 percent over the prior quarter.


About Semtech

   Semtech Corporation is a leading supplier of power management, transient protection, system management, high-performance, and advanced communications semiconductor products for portable and high-speed communications applications. Publicly traded since 1967, Semtech is listed on the Nasdaq National Market under the symbol SMTC.

Investor Relations Contact
   John Baumann, Treasurer
   Telephone: 805-480-2010

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